Exhibit 3.1(d)

FOURTH CERTIFICATE OF AMENDMENT OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AEON BIOPHARMA, INC.,

a Delaware corporation

AEON Biopharma, Inc., a Delaware corporation (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State of the State on April 19, 2017, as amended December 18, 2019, January 8, 2020 and November 12, 2020 (the “Certificate of Incorporation”), directing that said amendment (the “Amendment”) be submitted to the stockholders of the Corporation for consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV(A) of the Certificate be amended and restated in its entirety to read as follows:

"Effective upon the filing of this Amendment with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock (as defined below) outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be automatically reclassified and reconstituted (without any further act) into a smaller number of shares such that each twelve (12) to one hundred (100) shares of Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one validly issued, fully-paid and nonassessable share of Common Stock of the Corporation, the exact ratio within such range to be determined by the Board of Directors of the Corporation prior to the Effective Time and notice of which will be provided by the Corporation to its stockholders (such reclassification and reconstitution of shares, the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock (as defined below) following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified. For the foregoing purposes, all shares of Common Stock held by a holder shall be aggregated (thus resulting in no more than one fractional share per holder).

This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (the “Common Stock”), and Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Prior to the consummation of the Reverse Stock Split and the conversion of all then-outstanding Preferred Stock into Common Stock, the total number of shares which the Corporation is authorized to issue is Two Hundred Fifty Two Million One Hundred Sixteen Thousand Eighty Five (252,116,085) shares, of which Two Hundred Seven Million Four Hundred Fifty Thousand Fifty (207,450,050) shares shall be Common Stock, and Forty Four Million Six Hundred Sixty Six Thousand Thirty Five (44,666,035) shares shall be Preferred Stock, of which Seven Million Three Hundred Ninety Three Thousand Three Hundred Thirty Three (7,393,333) shares are hereby designated “Series A Preferred Stock” (the “Original Series A Preferred Stock”), Four Million One Hundred Seven Thousand Four Hundred Fourteen (4,107,414) shares are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”), Four Million Eight Hundred Forty Six Thousand Seven Hundred Fifty (4,846,750) shares are hereby designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred Stock”), Twenty Million Five Hundred Twenty Thousand Six Hundred Seventy Eight (20,520,678) shares are hereby designated “Series B Preferred Stock” (the “Original Series B Preferred Stock”), One Hundred Thirty Six Thousand Eight Hundred Five (136,805) shares are hereby designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”), and Seven Million Six Hundred Sixty One Thousand Fifty Five (7,661,055) shares are hereby designated “Series B-2 Preferred Stock” (the “Series B-2 Preferred Stock”). As used herein, “Series A Preferred Stock” shall mean shares of the Original Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock and “Series B Preferred Stock” shall mean the Original Series B Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock. Following the Reverse Stock Split and concurrent with the conversion of all then-outstanding Preferred Stock into Common Stock, the total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), of which One Hundred Fifty Million (150,000,000) shall be Common Stock and Ten Million (10,000,000) shall be Preferred Stock.”

RESOLVED FURTHER, that Section B.4(b)(i) of Article IV of the Certificate be amended and restated in its entirety to read as follows:

“(b)Automatic Conversion.

(i)Each share of Preferred Stock shall automatically be converted into shares of Common Stock based on the applicable Conversion Price at the time in effect (except as set forth in Section B.4(b)(ii) below) upon the earlier of (A) immediately prior to the Corporation's closing, and conditioned upon such closing, of the sale of Common Stock in an underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), yielding net proceeds (after discounts and commissions) to the Corporation of at least $50 million (a “Qualified Public Offering”), or (B) on the date specified by affirmative vote at a meeting or by written consent, as provided by law, from the Preferred Supermajority.”

RESOLVED FURTHER, that as of the date of this Amendment, the definition of each of the following terms is hereby amended in its entirety to read as set forth below.  For the avoidance of doubt, the Preferred Stock Conversion Price for each series of Preferred Stock set forth below shall not be subject to further adjustment under Section B.4(d) of Article IV for any event that occurred prior to the date of this Amendment, but shall be adjusted to reflect the Reverse Stock Split.  The defined terms are as follows:

“Series A Original Issue Price” means $3.9128 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Original Series A Preferred Stock Conversion Price” means $2.6427479 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Series A-1 Preferred Stock Conversion Price” means $2.6427479 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Series A-2 Preferred Stock Conversion Price” means $2.6427479 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Series B Original Issue Price” means $7.3097 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Original Series B Preferred Stock Conversion Price” means $2.6427479 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Series B-1 Preferred Stock Conversion Price” means $2.6427479 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

“Series B-2 Preferred Stock Conversion Price” means $2.6427479 (as adjusted for any subsequent stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares).

RESOLVED FURTHER, that Section B.4(d)(iv)(D) is hereby amended and restated in its entirety to read follows:

“(D)

Common Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities, including options, warrants, notes, or other similar rights, outstanding on the date of this Amendment or issued or issuable pursuant to contractual arrangements approved by the Board of Directors on or prior to the date of this Amendment;”

RESOLVED FURTHER, that Section B.4(d)(iv) is hereby amended to include additional subsections (I) and (J), which read as follows:

“(I)

Common Stock issued or issuable pursuant to the terms of that certain Settlement and License Agreement, dated June 21, 2021, by and between this Corporation and Medytox, Inc. and that certain Share Issuance Agreement, dated June 21, 2021, by and between this Corporation and Medytox, Inc.; and

(J)

Common Stock issued in an underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act, provided such public offering is approved by affirmative vote at a meeting or by written consent of the Preferred Supermajority.”

RESOLVED FURTHER, that Article IV of the Certificate be hereby amended and restated to delete, in its entirety, Sections B.4(b)(ii) and B.4(b)(iii) of the Certificate.

RESOLVED FURTHER, that in the event a registration statement on Form S-1 has not been declared effective by the SEC on or prior to October 31, 2021, this Amendment shall become null and void and all the rights, privileges and preferences of the stockholders of the Corporation shall be as set forth in the Fourth Amended and Restated Certificate of Incorporation, as otherwise amended at that date.

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AEON Biopharma, Inc. has caused this Fourth Certificate of Amendment to be signed this 3rd day of October 2021.

/s/ Marc Forth

Marc Forth Chief Executive Officer